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                                                                    EXHIBIT 99.6

                             _________________, 2004

Wells Fargo Bank, National Association
505 Main Street, Suite 301
Fort Worth, Texas 76102
Attention: Corporate Trust Services

         Re:      Exchange Agent Agreement

Ladies and Gentlemen:

      Trinity Industries, Inc., a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $300,000,000 of its 6-1/2% senior notes due 2014 (the "Original Notes") for up to $300,000,000 of its registered 6-1/2% senior notes due 2014 (the "Exchange Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ____________, 2004 (the "Prospectus"), proposed to be distributed to all record holders of the Original Notes. All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.

      The Company hereby appoints Wells Fargo Bank, National Association to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References herein to "you" shall refer to Wells Fargo Bank, National Association.

      The Exchange Offer is expected to be commenced by the Company on or about ___________, 2004. The letter of transmittal (the "Letter of Transmittal") accompanying the Prospectus (or in the case of book-entry notes, the Automated Tender Offer Program ("ATOP") of The Depository Trust Company (the "DTC")) is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to the delivery of Original Notes tendered in connection therewith.

      The Exchange Offer shall expire at 5:00 p.m., New York City time, on ____________, 2004 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

      The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The exchange offer - Conditions to the exchange offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.
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      In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

      1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The exchange offer," in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

      2. You will establish a book-entry account with respect to the Original Notes at the DTC for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the DTC's systems may make book-entry delivery of the Original Notes by causing the DTC to transfer such Original Notes into your account in accordance with the DTC's procedure for such transfer.

      3. You are to examine each of the Letters of Transmittal and certificates for Original Notes (or confirmation of book-entry transfer into your account at the DTC) and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed and delivered in accordance with instructions set forth therein; and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

      4. With the approval of the Chief Executive Officer, Executive Vice President, Chief Financial Officer, or Vice President, Legal Affairs of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such officers, you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.

      5. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The exchange offer -- Procedures for tendering original notes," and Original Notes shall be considered properly tendered and delivered to you only when tendered and delivered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section 5, Original Notes that the Chief Executive Officer, Executive Vice President, Chief Financial Officer, or Vice President, Legal Affairs of the Company shall approve as having been properly tendered and delivered shall be considered to be properly tendered and delivered (provided such approval, if given orally, shall be promptly confirmed in writing).

      6. You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.


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      7. You shall accept tenders:

            (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;

            (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (c) from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

      You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the registrar for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

      8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange Exchange Notes for such Original Notes properly tendered (and not withdrawn, or if withdrawn, validly retendered) pursuant to the Exchange Offer. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Original Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted agent's message transmitted through ATOP with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

      9. You are directed to cancel and shall maintain in your custody all Original Notes, together with any Letters of Transmittal and related documents you may receive that (in each case) have been accepted by the Company for exchange. Upon the termination of this letter agreement, you shall forward to the Company all documents you received in connection with the accepted tenders of the Original Notes (including any Original Notes and Letters of Transmittal, telegrams or facsimile transmissions which may be presented) with respect to which an exchange has been effectuated. Such deliveries shall be effectuated by courier or other means acceptable to the Company and shall be at the sole cost and risk of the Company.


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      10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

      11. The Company shall not be required to exchange Exchange Notes for any Original Notes tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Company not to exchange Exchange Notes for any Original Notes tendered shall be given (and, if given orally, to be promptly confirmed in writing) by the Company to you. The Company expressly reserves the right in its sole discretion, to delay acceptance for exchange of Original Notes in order to comply, in whole or in part, with any applicable law.

      12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The exchange offer -- Conditions to the exchange offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those unaccepted Original Notes (or effect appropriate book-entry transfers), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

      13. All certificates representing reissued Original Notes, unaccepted Original Notes or Exchange Notes shall be transmitted by first class mail, postage prepaid, unless otherwise directed.

      14. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

      15. As Exchange Agent hereunder you:

            (a) shall not be liable for any action or omission to act unless the same constitutes your own negligence, willful misconduct or bad faith, and IN NO EVENT SHALL YOU BE LIABLE TO A SECURITY HOLDER, THE COMPANY OR ANY THIRD PARTY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, ARISING IN CONNECTION WITH THIS LETTER AGREEMENT;

            (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

            (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;


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            (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

            (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you in good faith to be genuine and to have been signed or presented by the proper person or persons;

            (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

            (g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

            (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

            (i) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes.

      16. You shall take such actions as may from time to time be requested by the Company (and such other actions as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents upon request. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attention: Michael G. Fortado, Vice President and Secretary, with a copy provided to Haynes and Boone, LLP, Attention: W. Scott Wallace, Esq.

      17. You shall advise by facsimile transmission Michael G. Fortado, Vice President and Secretary of the Company (at the facsimile number 214-589-8824), with copy to W. Scott Wallace, Esq. of Haynes and Boone, LLP (at facsimile number 214-200-0674), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Original Notes which have been tendered and delivered pursuant to the


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Exchange Offer and the items received by you pursuant to this letter agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company, Haynes and Boone, LLP (legal counsel to the Company) and any such other person or persons as the Company may request upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person or persons as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, and the aggregate principal amount of Original Notes accepted, and deliver such list to the Company, Attention: Michael G. Fortado, and Haynes and Boone, LLP, Attention: W. Scott Wallace, Esq.

      18. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

      19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. You will present the Company with an invoice for payment promptly after the termination of this letter agreement. Payment shall be made by the Company promptly after receipt of the invoice. The provisions of this section shall survive the termination of this letter agreement.

      20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this letter agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

      21. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including reasonable attorneys' fees and expenses, incurred in good faith without negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you in good faith to be valid, genuine and sufficient and in accepting any tender of Original Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tender of Original Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense


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of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel selected by the Company and reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment after consultation with independent counsel, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this letter agreement.

      22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

      23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, a check from the Company in the amount of all transfer taxes so payable; provided, however, that you shall promptly reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

      24. This letter agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

      25. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

      26. In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      27. This letter agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This letter agreement may not be modified orally.

      28. Unless otherwise provided herein, all notices, requests and other communications to either party hereto shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

      If to the Company, to:

                  Trinity Industries, Inc.
                  2525 Stemmons Freeway


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                  Dallas, Texas 75207-2401
                  Phone:  (214) 631-4420
                  Facsimile:  (214) 589-8824
                  Attention:  Michael G. Fortado

      With a copy, to:

                  Haynes and Boone, LLP
                  901 Main Street, Suite 3100
                  Dallas, Texas 75202
                  Phone:  (214) 651-5000
                  Facsimile:  (214) 200-0674
                  Attention:  W. Scott Wallace, Esq.


      If to the Exchange Agent, to:

                  Wells Fargo Bank, National Association
                  505 Main Street, Suite 301
                  Fort Worth, Texas 76102
                  Phone:  (817) 334-7065
                  Facsimile:  (817) 885-8650
                  Attention:  Corporate Trust Services

      29. Unless terminated earlier by the parties hereto, this letter agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this letter agreement. Upon any termination of this letter agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Exchange Agent under this letter agreement.

      30. This letter agreement shall be binding and effective as of the date hereof.


            Please acknowledge receipt of this letter agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                        TRINITY INDUSTRIES, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



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Accepted as of the date
first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Exchange Agent


By:
   -------------------------------------
   Name:  Melissa Scott
   Title: Vice President


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